Exhibit 23.1

AUDITORS’ CONSENT

We agree to the incorporation by reference of:

•                      our Report of Independent Registered Public Accounting Firm dated February 15, 2012, except as to notes 23 and 24, which are as of March 23, 2012, on the consolidated balance sheets of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010 and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity for the years ended December 31, 2011 and December 31, 2010; and

•                      our Report of Independent Registered Public Accounting Firm dated February 15, 2012 on the Company’s internal control over financial reporting as of December 31, 2011 in the Form F-9/S-4 of Kinross Gold Corporation and certain guarantor subsidiaries dated May 17, 2012 in connection with the offer to exchange all outstanding 3.625% Notes due 2016 issued on August 22, 2011 for up to US$250,000,000 aggregate principal amount of registered 3.625% Notes due 2016, all outstanding 5.125% Notes due 2021 issued on August 22, 2011 for up to US$500,000,000 aggregate principal amount of registered 5.125% Notes due 2021, and all outstanding 6.875% Notes due 2041 issued on August 22, 2011 for up to US$250,000,000 aggregate principal amount of registered 6.875% Notes due 2041 of Kinross Gold Corporation.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
May 17, 2012